EXHIBIT (8)(r)
AMENDMENT NO. 5 TO PARTICIPATION AGREEMENT
     THIS AMENDMENT No. 5 (“Amendment”) is made the 27th day of October, 2014 by and among The United States Life Insurance Company in the City of New York (the “Company”), PIMCO Variable Insurance Trust (the “Fund”) and PIMCO Investments LLC (the “Underwriter”).
W I T N E S S E T H
     WHEREAS, the Company, the Fund and Allianz Global Investors Distributors LLC (f/k/a PIMCO Funds Distributors LLC) (“AGID”) entered into a certain Participation Agreement dated October 2, 2000 (the “Agreement);
     WHEREAS, the parties hereto and AGID entered into that certain Novation of and Amendment to Participation Agreement, dated July 1, 2011, whereby the Underwriter was substituted for AGID as a party to the Agreement;
     WHEREAS, the parties desire to amend the Agreement to allow for all classes of shares of each Portfolio of the Fund to become Designated Portfolios;
     WHEREAS, the Company (as successor to American International Life Assurance Company of New York (“AI Life”)), the Fund and PIMCO Investments LLC are parties to a certain Participation Agreement dated April 1, 2000, as amended and/or novated, the termination of which shall become effective upon the effective date of this Amendment; and
     WHEREAS, the parties desire to amend Schedule A to the Agreement to add certain of the Company’s Separate Accounts and Contracts, which prior to the merger of AI Life with and into the Company were Separate Accounts of and Contracts issued by AI Life;
     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:
1. Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.
2. The reference to “Administrative Class” is deleted from the ninth WHEREAS clause in the Agreement.
3. Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.
4. The amendments set forth herein shall be effective as of the date first referenced above.
5. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

PIMCO INVESTMENTS LLC

By:
Name:

Title:

PIMCO VARIABLE INSURANCE TRUST

By:

Name:

Title:

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:

Name:	Robert J. Scheinerman
Title:	Executive Vice President, Individual and Group Retirement

Schedule A
The term “Designated Portfolios” includes any class of any Portfolio of the Fund currently offered or offered at any time in the future, other than any such Portfolio and/or class that ceases operations and/or ceases to be offered.

Segregated Asset Accounts	Date Established
The Company’s Separate Accounts
The United States Life Insurance Company in the City of New York Separate Account USL VL-R	August 8, 1997
The United States Life Insurance Company in the City of New York Separate Account USL VA-R	August 8, 1997
The United States Life Insurance Company in the City of New York Separate Account USL 107	August 8, 1997 (Unregistered)
The United States Life Insurance Company in the City of New York FSA Variable Separate Account	September 9, 1994

The Company’s Separate Accounts (former American International Life Assurance Company of New York Separate Account)

The United States Life Insurance Company in the City of New York Separate Account B	June 5, 1986
Contracts
Registered Variable Universal Life Insurance Group (VUL)
Private Placement Variable Universal Life Insurance Group (Group VUL, Individual VUL, and Joint & Last Survivor VUL)
Registered Variable Annuity contracts (VA)